UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 18, 2015 (September 15, 2015)
Avis Budget Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-10308	06-0918165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6 Sylvan Way Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

973-496-4700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2015, Ronald L. Nelson gave formal notice of his intention to retire as Chief Executive Officer of Avis Budget Group, Inc. (the “Company”), effective December 31, 2015, and Larry D. De Shon was selected as the Company’s new Chief Executive Officer, effective January 1, 2016. Mr. Nelson will continue to serve as Executive Chairman of the Board following his retirement as Chief Executive Officer.

On September 15, 2015, our Board of Directors (the “Board”) also voted to increase the size of the Board from ten directors to eleven directors, effective October 1, 2015, and elected Mr. De Shon as a director of the Company to fill the vacancy created by this increase, also effective October 1, 2015.

Mr. De Shon will assume the President and Chief Operating Officer roles, currently held by Mr. Nelson, effective October 1, 2015. David B. Wyshner will assume the role of President of the Company (in addition to his current role as Chief Financial Officer) effective January 1, 2016, when Mr. De Shon assumes the role of Chief Executive Officer. A copy of the Company’s press release announcing these management changes is attached as Exhibit 99.1 and is incorporated herein by reference.

Mr. De Shon, 56, has served as President, International of the Company since January 2015. Previously, Mr. De Shon held the title of President, Europe, Middle East and Asia (EMEA) from October 2011 until January 2015 and Executive Vice President, Operations, from October 2006 through 2011. Prior to joining Avis Budget, Mr. De Shon had a 28-year career at United Airlines, which included global responsibility for marketing, on-board service and airport operations. Mr. De Shon and the Company entered into an employment agreement on September 15, 2015, effective January 1, 2016 (the “Agreement”). Under the terms of the Agreement Mr. De Shon will receive a base salary of no less than $1.0 million, will be eligible to earn an annual incentive award at a target rate of 150% of base salary and will be eligible for long-term incentive awards. If Mr. De Shon’s employment with the Company is terminated without “cause” or due to a “constructive discharge” (as such terms are defined in the Agreement), he will be entitled to a lump-sum payment equal to 200% of the sum of his then current base salary plus his then-current target annual bonus, perquisites to include car usage, financial planning and health coverage for a period of 24 months, and outstanding equity awards scheduled to vest over the two-year period following termination will become fully-vested, subject to all performance goals being met for performance-vesting awards. The Agreement also provides for post-termination non-competition and non-solicitation covenants. The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 and incorporated herein by reference.

Mr. Wyshner, 48, has served as Chief Financial Officer since August 2006. Mr. Wyshner also held the title of Executive Vice President from August 2006 through October 2011, when he was promoted to Senior Executive Vice President, and also served as Treasurer from August 2006 to November 2007. Previously, Mr. Wyshner held several key roles with Cendant Corporation (as the Company was previously known), starting in 1999, including Executive Vice President and Treasurer, and Vice Chairman of the Travel Services Division, which included the Avis and Budget vehicle rental businesses. Prior to joining the Company, Mr. Wyshner was a Vice President in Merrill Lynch and Co.’s investment banking division. When Mr. Wyshner assumes the role of President and Chief Financial Officer, he will receive a base salary of $800,000, will be eligible to earn an annual incentive award at a target rate of 125% of base salary and will be eligible for long-term incentive awards.

As Executive Chairman, Mr. Nelson will receive a base salary of $800,000, will be eligible to earn an annual incentive award and will be eligible for long-term incentive awards.

Mr. De Shon and Mr. Wyshner were each awarded 65,862 restricted stock units on September 15, 2015, which are scheduled to vest ratably over three years from the date of grant, subject to continued service. Mr. Nelson was awarded 43,908 restricted stock units on September 15, 2015, which are scheduled to vest on December 31, 2016, subject to continued service.

Mr. De Shon has not been, and is not currently expected to be, appointed to any of the committees of the Board other than the Executive Committee, which appointment is expected to occur in January 2016.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 15, 2015, the Board of Directors of the Company approved amendments to Article IV of the Company’s Amended and Restated By-Laws (the “By-Laws”). As amended, the By-Laws no longer provide that the President of the Company must also be a member of the Board of Directors. The amendments also include certain related ancillary changes. The foregoing summary of the amendments to the By-Laws is qualified in its entirety by reference to the text of the Company’s By-Laws, as of September 15, 2015, a copy of which is attached as Exhibit 3.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description
3.2	Amended and Restated By-Laws of Avis Budget Group, Inc., as of September 15, 2015
10.1	Employment Agreement between Avis Budget Group, Inc. and Larry D. De Shon dated as of September 15, 2015
99.1	Press Release issued by Avis Budget Group, Inc. dated September 16, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

AVIS BUDGET GROUP, INC.

By:	/s/ Bryon L. Koepke
Name:	Bryon L. Koepke
Title:	Senior Vice President and Chief Securities Counsel

Date: September 18, 2015

INDEX TO EXHIBITS

Exhibit No.	Description
3.2	Amended and Restated By-Laws of Avis Budget Group, Inc., as of September 15, 2015
10.1	Employment Agreement between Avis Budget Group, Inc. and Larry D. De Shon dated as of September 15, 2015
99.1	Press Release issued by Avis Budget Group, Inc. dated September 16, 2015